Exhibit 99

FOR IMMEDIATE RELEASE

3M Posts Fourth-Quarter Sales of $7.1 Billion and Earnings of $1.35 per Share;

Full-Year Sales Rise 11 Percent to $29.6 Billion

ST. PAUL, Minn. — Jan. 26, 2012 — 3M (NYSE: MMM) today reported record fourth-quarter sales of $7.1 billion, up 5.7 percent year-on-year. Earnings were $1.35 per share, an increase of 5.5 percent versus the fourth quarter of 2010. The company generated $1.2 billion in free cash flow during the quarter, equal to 128 percent of net income.

Fourth-quarter organic local-currency sales growth was 3.3 percent, of which 1.3 percent came from organic volume improvement and 2.0 percent from higher year-on-year selling prices. Acquisitions added 2.3 percent to sales and foreign exchange impacts added another 0.1 percent.

Sales growth was strongest in Industrial and Transportation at 14.3 percent, Safety, Security and Protection Services at 9.4 percent, Consumer and Office at 6.1 percent and Health Care at 5.4 percent. Sales declined 2.7 percent in Electro and Communications and 8.8 percent in Display and Graphics, as many customers continued to modify production levels in line with weaker demand. On a geographic basis, sales growth was strongest in Latin America/Canada at 9.7 percent and the U.S. at 7.4 percent.

For the full year 2011, 3M posted sales of $29.6 billion, up 11.1 percent. Five of the company’s six business segments posted growth for the year, led by Industrial and Transportation at 19.5 percent and Safety, Security and Protection Services at 15.2 percent. Latin America/Canada was the fastest-growing geographic region in 2011 at 15.6 percent. Full-year 2011 earnings were $5.96 per share, an increase of 5.9 percent, operating margins were 20.9 percent and return on invested capital was 19.9 percent.

“2011 was a successful year for 3M, with record sales and earnings per share,” said George W. Buckley, 3M chairman, president and chief executive officer. “We were resilient enough to achieve these results in the face of deteriorating demand in both Western Europe and consumer electronics. Our commitment to the future continued, with investments of $1.6 billion in research and development and $1.4 billion in capital expenditures during the year, aimed primarily at faster growing markets. Our 2011 results demonstrate the underlying strength of 3M’s business model, as we once again generated double-digit top-line growth and premium return on capital. My thanks to 3Mers everywhere for another outstanding year.”

Buckley continued, “Looking ahead, we believe that slower growth will persist into the first half of 2012, so we will increase attention to the bottom line in the near term. We know that in uncertain times, it is even more important that we innovate and differentiate ourselves, therefore we will preserve key investments in R&D, sales and manufacturing to achieve accelerated growth.”

3M affirmed its 2012 full-year performance expectations. The company expects earnings to be in the range of $6.25 to $6.50 per share with organic sales volume growth of 2 to 5 percent. Operating income margins are expected to be between 21 and 22.5 percent for the year.

Fourth Quarter Business Segment Discussion

Industrial and Transportation

•                  Sales of $2.4 billion, up 14.3 percent, including 5.9 percent from acquisitions.

•                  All businesses grew sales in local currencies, with double-digit increases in abrasives, aerospace, industrial adhesives and tapes, energy and advanced materials and automotive.

•                  Sales increased double-digits in all geographic regions.

•                  Operating income rose 14.0 percent to $472 million; operating income margin of 19.6 percent.

Health Care

•                  Sales of $1.3 billion, up 5.4 percent.

•                  Local-currency sales increased in all businesses, led by infection prevention, skin and wound care, health information systems, food safety and drug delivery systems businesses.

•                  Double-digit sales growth in both Asia Pacific and Latin America/Canada.

•                  Operating income increased 12.0 percent to $389 million; operating income margin of 30.8 percent.

Consumer and Office

•                  Sales of $1.0 billion, up 6.1 percent, including 3.1 percent from acquisitions.

•                  Positive local-currency sales growth in DIY, stationery products, office supplies and home care products.

•                  Sales increased double-digits in Europe, boosted by acquisitions, and in Asia Pacific; sales up just slightly in the U.S.

•                  Operating income rose 2.4 percent to $179 million; operating income margin was 17.6 percent, negatively impacted by recent GPI acquisition.

Safety, Security and Protection Services

•                  Sales of $927 million, up 9.4 percent.

•                  Double-digit local-currency sales growth in security systems and personal safety; sales up single-digits in building and commercial services.

•                  Sales in roofing granules business declined due to channel inventory reductions.

•                  Sales growth was strongest in the U.S. and Latin America/Canada.

•                  Operating income rose 4.0 percent to $171 million; operating margin of 18.5 percent.

Display and Graphics

•                  Sales of $823 million, down 8.8 percent.

•                  Local currency sales declined 17 percent in optical systems, impacted by slower consumer electronics activity and lower LCD TV attachment rates.

•                  Sales in traffic safety systems declined in local currency; government highway funding remains weak, particularly in the U.S. and Western Europe.

•                  Local-currency sales rose in both architectural markets and commercial graphics.

•                  Largest sales declines in Asia Pacific, largely electronics-related, and in Europe.

•                  Operating income rose 9.7 percent to $157 million; operating margin of 19.2 percent.

Electro and Communications

•                  Sales of $768 million, down 2.7 percent.

•                  Local-currency sales to consumer electronics down high single digits, impacted by decelerating end-market demand.

•                  Single-digit local currency sales growth in electrical business; communication markets’ sales were flat year-on-year.

•                  Sales rose in Latin America/Canada, the U.S. and Europe; Asia Pacific sales down due to electronics.

•                  Operating income of $153 million, down 7.2 percent; operating margin of 19.8 percent.

3M will conduct an investor teleconference at 9:00 a.m. EST (8:00 a.m. CST) today. Investors can access this conference via the following:

•               Live webcast at http://investor.3M.com.

•               Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least ten minutes before the start time.

•               Webcast replay:

Go to 3M’s Investor Relations website at http://investor.3M.com and click on “Quarterly Earnings.”

•               Telephone replay:

Call 800-633-8284 (for both U.S. and outside the U.S.; access code is 21538619).

The telephone replay will be available until 10:00 a.m. CST on January 31, 2012.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters affecting the operations of the Company or its customers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; and (9) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended		Twelve-months ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$7,089	$6,709	$29,611	$26,662

Operating expenses
Cost of sales	3,824	3,575	15,693	13,831
Selling, general and administrative expenses	1,522	1,445	6,170	5,479
Research, development and related expenses	379	388	1,570	1,434
Total operating expenses	5,725	5,408	23,433	20,744

Operating income	1,364	1,301	6,178	5,918

Interest expense and income
Interest expense	45	50	186	201
Interest income	(10)	(11)	(39)	(38)
Total interest expense — net	35	39	147	163

Income before income taxes	1,329	1,262	6,031	5,755

Provision for income taxes	355	319	1,674	1,592

Net income including noncontrolling interest	$974	$943	$4,357	$4,163

Less: Net income attributable to noncontrolling interest	20	15	74	78

Net income attributable to 3M	$954	$928	$4,283	$4,085

Weighted average 3M common shares outstanding — basic	701.2	714.6	708.5	713.7
Earnings per share attributable to 3M common shareholders — basic	$1.36	$1.30	$6.05	$5.72

Weighted average 3M common shares outstanding — diluted	707.5	727.8	719.0	725.5
Earnings per share attributable to 3M common shareholders — diluted	$1.35	$1.28	$5.96	$5.63

Cash dividends paid per 3M common share	$0.55	$0.525	$2.20	$2.10

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the company also discusses non-GAAP measures that exclude special items. Operating income, net income attributable to 3M (hereafter referred to as “net income”), and diluted earnings per share attributable to 3M common shareholders (hereafter referred to as “diluted earnings per share”) are all measures for which 3M provides the reported GAAP measure and an adjusted measure (excluding special items). Special items are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company uses these non-GAAP measures to evaluate and manage the company’s operations. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. The determination of special items may not be comparable to similarly titled measures used by other companies.

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the twelve-months ended December 31, 2010.  There were no special items for the three-months and twelve-months ended December 31, 2011, or for the three-months ended December 31, 2010.

	Twelve-months ended December 31, 2010
			Diluted
	Operating	Net	earnings
	income	income	per share
Reported GAAP measure	$5,918	$4,085	$5.63

Special items:
Medicare tax change (a)	—	84	0.12

Adjusted Non-GAAP measure	$5,918	$4,169	$5.75

(a)          The twelve-months ended December 31, 2010 includes a one-time, non-cash income tax charge of $84 million, or 12 cents per diluted share, resulting from the March 2010 enactment of the Patient Protection and Affordable Care Act, including modifications made in the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”).  The charge is due to a reduction in the value of the Company’s deferred tax asset as a result of the Act’s change to the tax treatment of Medicare Part D reimbursements.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Dec. 31,	Dec. 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$2,219	$3,377
Marketable securities — current	1,461	1,101
Accounts receivable — net	3,867	3,615
Inventories	3,416	3,155
Other current assets	1,277	967
Total current assets	12,240	12,215
Marketable securities — non-current	896	540
Investments	155	146
Property, plant and equipment — net	7,666	7,279
Goodwill and intangible assets — net	8,963	8,640
Prepaid pension benefits	40	74
Other assets (b)	1,656	1,262
Total assets	$31,616	$30,156

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$682	$1,269
Accounts payable	1,643	1,662
Accrued payroll	676	778
Accrued income taxes	355	358
Other current liabilities	2,085	2,022
Total current liabilities	5,441	6,089
Long-term debt	4,484	4,183
Pension and postretirement benefits (b)	3,972	2,013
Other liabilities	1,857	1,854
Total liabilities	$15,754	$14,139

Total equity (b)	$15,862	$16,017
Shares outstanding
December 31, 2011: 694,970,041 shares
December 31, 2010: 711,977,608 shares
Total liabilities and equity	$31,616	$30,156

(b)         The changes in 3M’s defined benefit pension and postretirement plans’ funded status, which is required to be measured as of each year-end, significantly impacted several balance sheet lines. These required annual measurements increased non-funded pension and postretirement benefits’ long-term liabilities by approximately $2.4 billion (primarily due to a decrease in discount rates) and decreased stockholders’ equity by approximately $1.6 billion, with the other major impact primarily related to increased deferred taxes within other assets. Other pension and postretirement changes during the year, such as contributions and amortization, also impacted these balance sheet captions.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (c)

(Dollars in millions)

(Unaudited)

	Twelve-months ended
	December 31,
	2011	2010

NET CASH PROVIDED BY OPERATING ACTIVITIES	$5,284	$5,174

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,379)	(1,091)
Acquisitions, net of cash acquired	(649)	(1,830)
Purchases and proceeds from sale or maturities of marketable securities and investments — net	(745)	273
Other investing activities	55	22
NET CASH USED IN INVESTING ACTIVITIES	(2,718)	(2,626)

Cash flows from financing activities:
Change in debt	(307)	(472)
Purchases of treasury stock	(2,701)	(854)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	902	666
Dividends paid to shareholders	(1,555)	(1,500)
Other financing activities	(14)	(24)
NET CASH USED IN FINANCING ACTIVITIES	(3,675)	(2,184)

Effect of exchange rate changes on cash and cash equivalents	(49)	(27)
Net increase (decrease) in cash and cash equivalents	(1,158)	337
Cash and cash equivalents at beginning of year	3,377	3,040
Cash and cash equivalents at end of period	$2,219	$3,377

(c)

The Company revised the amounts previously presented for cash used in investing activities and cash used in financing activities for the year ended December 31, 2010 by $63 million. This revision related to purchases of additional shares (noncontrolling interest) of non-wholly owned consolidated subsidiaries. These immaterial revisions increased cash used in financing activities and decreased cash used in investing activities.

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Three-months ended		Twelve-months ended
	December 31,		December 31,
	2011	2010	2011	2010

NON-GAAP MEASURES

Free Cash Flow:
Net cash provided by operating activities	$1,738	$1,631	$5,284	$5,174
Purchases of property, plant and equipment	(517)	(526)	(1,379)	(1,091)

Free Cash Flow (d)	$1,221	$1,105	$3,905	$4,083

(d)

Free cash flow is not defined under U.S. GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

	2011	2010
OTHER NON-GAAP MEASURES:
Net Working Capital Turns at Dec. 31 (e)	5.0	5.3

Return on Invested Capital for the twelve-months ended Dec. 31 (f)	19.9%	20.9%

(e)

The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. GAAP and may not be comparable to similarly titled measures used by other companies.

(f)

The company uses non-GAAP measures to focus on shareholder value creation. 3M uses Return on Invested Capital (ROIC), defined as annualized after-tax operating income (including interest income) divided by average operating capital. Operating capital is defined as net assets (total assets less total liabilities) excluding debt. This measure is not recognized under U.S. GAAP and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Three-Months Ended December 31, 2011
Sales Change Analysis By Geographic Area	United States	Asia- Pacific	Europe, Middle East and Africa	Latin America/ Canada	World-Wide

Volume — organic	3.7%	(2.1)%	(1.5)%	8.6%	1.3%
Price	3.0	(0.6)	2.5	4.6	2.0
Organic local-currency sales	6.7	(2.7)	1.0	13.2	3.3
Acquisitions	0.7	3.4	4.0	0.4	2.3
Local-currency sales	7.4	0.7	5.0	13.6	5.6
Translation	—	2.1	(0.6)	(3.9)	0.1
Total sales change	7.4%	2.8%	4.4%	9.7%	5.7%

	Three-Months Ended December 31, 2011
	Organic
World-Wide	local-		Local-		Total
Sales Change Analysis	currency		currency		sales
By Business Segment	sales	Acquisitions	sales	Translation	change

Industrial and Transportation	8.3%	5.9%	14.2%	0.1%	14.3%
Health Care	5.4%	—%	5.4%	—%	5.4%
Consumer and Office	3.1%	3.1%	6.2%	(0.1)%	6.1%
Safety, Security and Protection Services	9.8%	—%	9.8%	(0.4)%	9.4%
Display and Graphics	(9.0)%	—%	(9.0)%	0.2%	(8.8)%
Electro and Communications	(3.3)%	—%	(3.3)%	0.6%	(2.7)%

	Twelve-Months Ended December 31, 2011
Sales Change Analysis By Geographic Area	United States	Asia- Pacific	Europe, Middle East and Africa	Latin America/ Canada	World-Wide

Volume — organic	4.0%	3.5%	1.6%	7.4%	3.7%
Price	1.9	(1.4)	1.6	3.5	1.0
Organic local-currency sales	5.9	2.1	3.2	10.9	4.7
Acquisitions	3.0	3.5	4.6	1.1	3.3
Local-currency sales	8.9	5.6	7.8	12.0	8.0
Translation	—	4.7	5.3	3.6	3.1
Total sales change	8.9%	10.3%	13.1%	15.6%	11.1%

	Twelve-Months Ended December 31, 2011
	Organic
World-Wide	local-		Local-		Total
Sales Change Analysis	currency		currency		sales
By Business Segment	sales	Acquisitions	sales	Translation	change

Industrial and Transportation	10.0%	5.9%	15.9%	3.6%	19.5%
Health Care	4.6%	3.8%	8.4%	3.1%	11.5%
Consumer and Office	4.0%	1.4%	5.4%	2.4%	7.8%
Safety, Security and Protection Services	7.1%	4.7%	11.8%	3.4%	15.2%
Display and Graphics	(7.5)%	0.1%	(7.4)%	2.0%	(5.4)%
Electro and Communications	5.2%	0.1%	5.3%	3.3%	8.6%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2011, 3M made certain product moves between its business segments in its continuing effort to drive growth by aligning businesses around markets and customers. There were no changes impacting business segments related to product moves for the Display and Graphics segment or the Consumer and Office segment. In addition, 3M results in total did not change. The financial information presented herein reflects for all periods presented the impact of product moves between business segments, which are summarized as follows:

Certain pressure sensitive adhesives products within the Industrial Adhesives and Tapes Division and shock absorption and vibration dampening products used in electronics within the Aerospace and Aircraft Maintenance Department (both within the Industrial and Transportation business segment) were transferred to the Electronic Markets Materials Division (part of the Electro and Communications business segment). In addition, certain medical respirator products within the Infection Prevention Division (part of the Health Care business segment) were transferred to the Occupational Health and Environmental Safety Division (within the Safety, Security and Protection Services business segment). The preceding product moves resulted in decreases in net sales for the total year 2010 of $152 million in the Industrial and Transportation business segment and $8 million in the Health Care business segment. These decreases were offset by increases in net sales for the total year 2010 of $121 million for the Electro and Communications business segment and $8 million for the Safety, Security and Protection Services business segment along with a $31 million change in the elimination of dual credit sales and corporate and unallocated.

BUSINESS SEGMENT INFORMATION	Three-months ended		Twelve-months ended
NET SALES	December 31,		December 31,
(Millions)	2011	2010	2011	2010

Industrial and Transportation	$2,402	$2,101	$10,073	$8,429
Health Care	1,261	1,197	5,031	4,513
Consumer and Office	1,019	961	4,153	3,853
Safety, Security and Protection Services	927	848	3,821	3,316
Display and Graphics	823	903	3,674	3,884
Electro and Communications	768	789	3,306	3,043
Corporate and Unallocated	2	(2)	11	10
Elimination of Dual Credit	(113)	(88)	(458)	(386)

Total Company	$7,089	$6,709	$29,611	$26,662

BUSINESS SEGMENT INFORMATION	Three-months ended		Twelve-months ended
OPERATING INCOME	December 31,		December 31,
(Millions)	2011	2010	2011	2010

Industrial and Transportation	$472	$414	$2,057	$1,754
Health Care	389	347	1,489	1,362
Consumer and Office	179	175	840	840
Safety, Security and Protection Services	171	165	814	709
Display and Graphics	157	144	788	946
Electro and Communications	153	164	712	670
Corporate and Unallocated	(132)	(88)	(421)	(278)
Elimination of Dual Credit	(25)	(20)	(101)	(85)

Total Company	$1,364	$1,301	$6,178	$5,918

About 3M

3M captures the spark of new ideas and transforms them into thousands of ingenious products.  Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better.  3M is the innovation company that never stops inventing.  With $30 billion in sales, 3M employs 84,000 people worldwide and has operations in more than 65 countries.

Investor Contacts:	Matt Ginter	Media Contact:	Jacqueline Berry
	3M		3M
	(651) 733-8206		(651) 733-3611

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000